Exhibit 99.1

Royal Bancshares of Pennsylvania, Inc. Announces Financial Results for the Fourth Quarter and Year Ended December 31, 2011

NARBERTH, PA--(Marketwire - Mar 30, 2012) - Royal Bancshares of Pennsylvania, Inc. ("Royal") (NASDAQ: RBPAA) today announced financial results for the fourth quarter and year ended December 31, 2011, reflecting a continuation of the trend of narrowing losses and steady progress towards returning the company to sustained profitability.

For the quarter ended December 31, 2011, net loss attributable to Royal was $934 thousand, or $0.11 per common share, a 94% improvement as compared to the net loss of $15.7 million, or $1.22 per common share, for the quarter ended December 31, 2010.

For the year ended December 31, 2011, net loss attributable to Royal was $8.6 million, or $0.80 per common share, a 64% improvement as compared to the net loss of $24.1 million, or $1.97 per common share, for the year ended December 31, 2010.

Royal Chairman and CEO Robert R. Tabas commented, "Anyone who has viewed our company through the wide lens of our nation's uneven economic recovery would likely share our sense of accomplishment in the significant improvements we have made to our operations which have produced these results."

Lifting of regulatory consent orders
"At the end of November, the FDIC and Pennsylvania Department of Banking notified us of their intentions to jointly lift the consent orders that had been in place since July 2009 and replace them with an informal agreement. Though our confidence in our ability to weather the economic storm never wavered, we viewed the orders termination as an acknowledgement of the significant progress we made in strengthening our organization. Additionally, the lifting of the orders removes some of the increased burden from our organization and will position us to take advantage of cost savings and growth opportunities moving forward.

Significant decrease in net classified assets
"Reducing our level of distressed assets has been a primary goal for our organization for the past 3 years, and this focus has helped us realize positive results. Between December 31, 2009 and December 31, 2011, our level of total net classified assets decreased 41.6%, and a predicted warming in the jobs and real estate markets may prove a further catalyst for this trend.

Narrowing of loss
"Progress in disposing of 'distressed assets,' reductions in provisions for loan/lease losses, balance sheet improvements due to our continued deleveraging strategy combined with operational efficiencies and a refocusing of our product line enabled us to significantly narrow our losses over the past 3 years. Since the high-water mark of 2008, when we reported a loss of $38.1 million, we have seen a 78% improvement in operating results, and we believe we are well positioned to continue our positive momentum.

"We entered 2012 with a renewed sense of optimism, encouraged by the aforementioned results and other intangibles including continued enhancements in the profile and expertise of our Board of Directors, including the election of William R. Hartman, a 37-year banking industry veteran, as Lead Independent Director, a refocusing of our lending products to further empower small businesses in our region and the continued support and loyalty of our customer base. We still have a considerable job ahead of us but we firmly believe, after weathering several challenging years, that our goals are within reach."

The following is an overview of key financial metrics:

Capital Ratios as reported under Regulatory Accounting Principles (RAP) for Royal Bank America
Continued to remain a point of strength

Total capital (to risk-weighted assets)
December 31, 2010	December 31, 2011
13.76%	15.04%

Tier I capital (to risk-weighted assets)
December 31, 2010	December 31, 2011
12.49%	13.77%

Tier I capital (to average assets, leverage)
December 31, 2010	December 31, 2011
8.03%	9.09%

Net Interest Margin
Continued improvement due to repricing of higher-costing liabilities

December 31, 2009	December 31, 2010	December 31, 2011
2.39%	2.89%	3.06%

Total Assets
Decreased as part of a plan for strategic deleveraging

December 31, 2010	December 31, 2011
$980.6 million	$848.4 million

About Royal Bancshares of Pennsylvania, Inc.
Royal Bancshares of Pennsylvania, Inc., headquarted in Narberth, Pennsylvania, is the parent company of Royal Bank America, which for the past nearly 50 years has played a lead role in the growth and development of our region by empowering small businesses, entrepreneurs and individuals to achieve their financial goals and enrich our communities. More information on Royal Bancshares of Pennsylvania, Inc. and Royal Bank America, including a copy of our most recent filings and letter to shareholders is available at www.royalbankamerica.com.

Forward-Looking Statements

The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. For a discussion of the factors that could cause actual results to differ from the results discussed in any such forward-looking statements, see the filings made by Royal Bancshares of Pennsylvania, Inc. with the Securities and Exchange Commission, including its Annual Report -- Form 10-K for the year ended December 31, 2011.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
CONDENSED INCOME STATEMENT

	Three Months		Twelve Months
	Ended Dec. 31st		Ended Dec. 31st
(in thousands, except for earnings per share)	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income	$8,754	$12,747	$39,377	$57,262
Interest Expense	3,010	5,395	14,086	25,994
Net Interest Income	5,744	7,352	25,291	31,268
Provision for Loan Losses	2,160	13,753	7,728	22,140
Net Interest Income/(Loss) after Provision	3,584	(6,401)	17,563	9,128
Non Interest Income	2,594	2,919	6,818	7,765
Non Interest Expense	7,206	12,316	32,069	40,743
Loss before Taxes	(1,028)	(15,798)	(7,688)	(23,850)
Income Tax Expense	0	0	0	0
Net Loss	(1,028)	(15,798)	(7,688)	(23,850)
Less Net (Loss)/Income attributable to noncontrolling interest	(94)	(111)	875	243
Net Loss attributable to Royal Bancshares	$(934)	$(15,687)	$(8,563)	$(24,093)
Loss per common share – basic	$(0.11)	$(1.22)	$(0.80)	$(1.97)
SELECTED RATIOS:
Return on Average Assets	-0.4%	-5.6%	-0.9%	-2.0%
Return on Average Equity	-4.8%	-62.6%	-10.5%	-23.2%
Average Equity to Assets	9.1%	9.0%	9.0%	8.8%
Book Value Per Share	$3.07	$3.79	$3.07	$3.79

CONDENSED BALANCE SHEET

(in thousands)	Dec. 31, 2011	Dec. 31, 2010
	(unaudited)	(unaudited)
Cash and Cash Equivalents	$24,506	$51,733
Investment Securities	339,018	327,560
Loans & Leases (net)	410,432	505,346
Premises and Equipment (net)	5,394	5,735
Other Real Estate Owned (net)	21,016	29,244
Accrued Interest receivable	15,463	16,864
Other Assets	32,619	44,144
Total Assets	$848,448	$980,626

Deposits	575,916	693,913
Borrowings	148,000	154,949
Other Liabilities	22,813	21,897
Subordinated debentures	25,774	25,774
Royal Bancshares Shareholders’ Equity	71,080	80,692
Noncontrolling Interest	4,865	3,401
Total Equity	75,945	84,093
Total Liabilities and Equity	$848,448	$980,626